                                                                     Ex(h)(viii)

                              FEE WAIVER AGREEMENT


     THIS FEE WAIVER AGREEMENT is made as of the 29th day of September, 2000 by and between FLAG INVESTORS PORTFOLIOS TRUST, a New York trust (the "Trust"), on behalf of the COMMUNICATIONS PORTFOLIO, (the " Portfolio") and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation ("ICCC"), with respect to the following:

     WHEREAS, ICCC serves as the Portfolio's investment advisor pursuant to an Investment Advisory Agreement dated September 29, 2000; and

     WHEREAS, ICCC serves as the Portfolio's administrator pursuant to an Administrative Services Agreement dated September 1, 2000; and

     WHEREAS, ICCC, in its capacity as the Portfolio's advisor and administrator, has voluntarily agreed to an aggregate fee waiver equal to 0.15% of the Portfolio's average daily net assets; and

     WHEREAS, the Portfolio and ICCC desire to formalize this voluntary fee waiver arrangement for the period beginning on September 29, 2000 and ending on September 30, 2002.

     NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. ICCC, in its capacity as the Portfolio's advisor and administrator, has voluntarily agreed to an aggregate fee waiver equal to 0.15% of the Portfolio's average daily net assets for the period beginning on September 29, 2000 and ending on September 30, 2002.

     2. Upon the termination of the Investment Advisory Agreement or the Administrative Services Agreement, this Agreement shall automatically terminate.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]


                                                 FLAG INVESTORS PORTFOLIOS TRUST
                                                 on behalf of its COMMUNICATIONS
                                                 PORTFOLIO


Attest:/s/ Savonne Ferguson                      /s/ Amy M. Olmert
       ----------------------                    -----------------
Name: Savonne Ferguson                           By:  Amy M. Olmert
                                                 Title:  Secretary



                                                 INVESTMENT COMPANY
                                                 CAPITAL CORP.


Attest:/s/ Savonne Ferguson                      /s/ Richard T. Hale
       ----------------------                    -------------------
Name: Savonne Ferguson                           By:  Richard T. Hale
                                                 Title:  President